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                                                                     EXHIBIT 4.3

                                       FORM OF
                             FIRST SUPPLEMENTAL INDENTURE

    FIRST SUPPLEMENTAL INDENTURE dated as of ______________, 1997 by and among OccuSystems, Inc., a Delaware corporation ("OccuSystems"), United States Trust Company of New York, a New York state banking corporation, as Trustee, and Concentra Managed Care, Inc., a Delaware corporation ("Concentra").

                                       RECITALS

    A. OccuSystems executed and delivered to the Trustee an indenture dated as of December 24, 1997 (the "Indenture") pursuant to which OccuSystems issued $97,750,000 aggregate principal amount of its 6% Convertible Subordinated Notes due 2001 (the "Notes").

    B. Article V of the Indenture provides that OccuSystems may, without the consent of the holders of the Notes, enter into a supplemental indenture (the "Supplemental Indenture") to evidence the succession of another corporation to OccuSystems and the assumption of such successor of all the obligations of OccuSystems in connection with the Notes and the Indenture.

    C. OccuSystems has entered into an Agreement and Plan of Reorganization dated April 21, 1997 (the "Reorganization Agreement"), by and among OccuSystems, CRA Managed Care, Inc., a Massachusetts corporation ("CRA"), and Concentra pursuant to which (i) OccuSystems will be merged with and into Concentra with the separate corporate existence of OccuSystems ceasing and
(ii) a wholly-owned subsidiary of Concentra will be merged with and into CRA with the separate corporate existence of such subsidiary ceasing (the "Mergers").

    D. OccuSystems desires to amend the Indenture to provide for the assumption by Concentra of the obligations of OccuSystems in connection with the Notes and the Indenture.

    E. OccuSystems has duly authorized the execution and delivery of this Supplemental Indenture.

    NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

    Section 1. Confirmation of Original Indenture. Except as amended and supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

    Section 2.     Successor Corporation Substituted.  In accordance with
Article V of the Indenture, upon consummation of the Mergers pursuant to the terms and conditions of the Reorganization Agreement (a) Concentra shall succeed to, and be substituted for, and may exercise


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every right and power of, OccuSystems under the Indenture with the same effect as if Concentra had been named therein as OccuSystems and (b) OccuSystems shall be released from its obligations under the Indenture (except with respect to any obligations that arise from or as a result of the Mergers).

    Section 3.     Miscellaneous.

    (a) Execution as Supplemental Indenture. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof.

    (b) Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

    (c) Effect of Headings. The headings contained in this Supplemental Indenture are for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

    IN WITNESS WHEREOF, OccuSystems, the Trustee and Concentra have cause this Supplemental Indenture to be signed on their behalf by their duly authorized representatives, all as of the date first above written.

                        OCCUSYSTEMS, INC., a Delaware Corporation



                        By:
                           -----------------------------------------
                           Richard A. Parr II
                           Executive Vice President and
                           General Counsel


                        UNITED STATES TRUST COMPANY OF NEW
                        YORK, a New York state banking corporation, as Trustee



                        By:
                           -----------------------------------------
                           Name:
                                ------------------------------------
                           Title:
                                ------------------------------------

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                        CONCENTRA MANAGED CARE, INC., a
                        Delaware corporation



                        By:
                           -----------------------------------------

                           Donald J. Larson
                           President and Chief Executive Officer